Exhibit 10.25

SEPARATION AGREEMENT, GENERAL RELEASE,  AND NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT

THIS SEPARATION AGREEMENT, GENERAL RELEASE, AND  NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT ("Agreement") is made and entered into between Celadon  Group, Inc., located at One Celadon Drive, 9503 E. 33rd Street, Indianapolis, IN 46235 (the “Company” or “Celadon”) and Christopher S. Hines at 7950 North Meridian, Indianapolis, IN 46260 (hereinafter "Hines") (Celadon and Hines are individually also referred to herein as a “Party” and collectively referred to as the “Parties”).

WHEREAS, Hines was employed by Celadon in 2007 as its President and Chief Operating Officer and he retained that position until November, 2010 when he was reassigned as Celadon’s Executive Vice President of Sales and Marketing ; and,

WHEREAS, Hines’ resignation of his employment with Celadon is due to his desire  to return to the state of Texas to pursue family matters,

WHEREAS, Hines and Celadon have reached a mutual agreement on the terms and conditions related to his resignation from the Company;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, it is agreed as follows:

1.           Resignation of Employment.  Hines’ employment with Celadon will end on  January 21, 2011 (the “Resignation Date”).  In response to any inquiries directed to Celadon with respect to Hines’ employment with the Company, Celadon will respond to any such inquiry or request for job reference concerning Hines by stating that his resignation was due to his desire to return to Texas and pursue family matters.

2.           Hines’ General Release.  In consideration of the promises set forth in this Agreement and other good and valuable consideration, Hines hereby irrevocably and unconditionally releases, acquits, and forever discharges Celadon, its subsidiaries, affiliates, and divisions, as well as each of their respective officers, directors, employees, shareholders, members, and agents (Celadon,  its subsidiaries, affiliates, and divisions, and their respective officers, directors, employees, and agents being collectively referred to herein as the "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, including but not limited to those claims arising out of Hines’ employment with the Company or the resignation of his employment with Celadon, including, without limitation of the foregoing general terms, any and all claims arising from any alleged violation by the Releasees of any federal, state, or local statutes, ordinances, or common law, including but not limited to, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”); the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended;  the Fair Labor Standards Act; the Equal Pay Act; the Employee Retirement Income Security Act;  the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Civil Rights Act of 1866; the Indiana Civil Rights Act; and any other employment discrimination laws, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds, as well as any claims based on theories of breach of contract or implied covenant, deprivation of equity interest, shareholder rights, conversion, defamation, retaliation, wrongful or constructive discharge, fraud, misrepresentation, promissory estoppel, or intentional and/or negligent infliction of emotional distress, ("Claim" or "Claims"), which Hines now has, owns, or holds, or claims to have, own, or hold, or which  Hines had, owned, or held, or claimed to own at any time before execution of this Agreement, against any or all of the Releasees.  Notwithstanding the foregoing, Hines reserves all rights to enforce the terms of this Agreement and his rights to continue health insurance coverage as provided under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

3.           Covenant Not to Sue.  Hines covenants and agrees that he has not filed any charges, complaints, lawsuits, claims, or other proceedings against Celadon with the Equal Employment Opportunity Commission (“EEOC”), the Indiana Civil Rights Commission (“ICRC”), or with any other local, state, or federal court, arbitral tribunal, or agency. Hines covenants not to sue, commence, or maintain any state or federal court action, arbitral proceeding, or any administrative proceeding before the Indiana Department of Labor, the United States Department of Labor, or the National Labor Relations Board against Celadon, related in any way to Hines’ employment with  Celadon or the resignation of his employment with the Company.  In further consideration of the promises contained in this Agreement, Hines agrees that he will never institute a legal or equitable action in any state or federal court against the Company, with respect to the matters herein resolved and settled, except to enforce the terms of this Agreement.  Hines hereby unequivocally and without reservation waives his right to recover either monetary damages or equitable relief in any proceeding that results from any charge he, or any person acting on his behalf, has filed, or will file, with either the EEOC, the ICRC, or any local human rights or equal opportunity commission against any of the Releasees, or from any proceeding that the EEOC or the ICRC has brought, or will bring, on his behalf against any of the Releasees.  This waiver applies to all proceedings instituted with the EEOC and/or the ICRC, or by either of these agencies in other forums, based upon currently existing facts, whether such facts are currently known or unknown to Hines, the EEOC, or the ICRC.  To the extent allowed by the federal civil rights laws, Hines intends to extinguish with this Agreement any and all claims, known or unknown, that he may have against the Company.

4.           Hines’ Separation Payment.  As consideration for this Agreement, the Company agrees that it will pay Hines’ current salary through January 21, 2012, which will be paid over 24 equal semi-monthly payments. The Company will also continue Hines’ employment related benefits through February 1, 2011 as well.   This coupled with the provisions set forth in Paragraph 5 below constitute the total amount that Hines will be paid as a result of his resignation of employment with the Company and this amount is to compensate Hines for all amounts that are due or that otherwise may be due from the Company, including, but not limited to, wages, vacation pay, bonuses, severance pay, benefits, interest and any other amounts that may heretofore have accrued or will accrue in the future but for this Agreement.  Hines further understands and agrees that this Separation Payment constitutes consideration to which he would not otherwise be entitled but for his execution of this Agreement. Hines shall pay any and all taxes, interest and penalties with respect thereto and shall indemnify and hold the Company harmless from any and all liability with regard thereto.

5.           Cash Payment.  The Company agrees to make a one time payment to Hines in the amount of $70,000. The payment will be made within 30 days of Hines acceptance and execution of this Agreement.

6.           Confidentiality.  Hines covenants and agrees that he will keep confidential and will not repeat or disclose any of the terms or conditions of this Agreement, or any of the negotiations which resulted in this Agreement, except to his legal counsel, financial advisors, and his immediate family.

7.           Non-disparagement.   Hines agrees that neither he nor members of his immediate family shall engage in any criticism of the Releasees, or their respective officers, directors, employees and agents.  The Company agrees that it shall not engage in any criticism of Hines.

8.           Non-Disclosure of Trade Secret and Confidential Information.  During his employment with the Company, Hines has had access to confidential, proprietary and/or trade secret information ("Proprietary Information") of the Company, its subsidiaries, affilitates and divisions      ( the Company, its subsidiaries, affiliates and divisions being collectively referred to herein as the “Celadon Group of Companies”.  The Parties acknowledge that the Company is and will at all times remain the exclusive owner of the Proprietary Information.  Given the position Hines held with the Company, and the potentially sensitive and/or private nature of this Proprietary Information, Hines acknowledges and agrees that he will not directly or indirectly use or disclose the Proprietary Information outside of the Company for Twenty - Four (24) months after January 21, 2011, without the express written permission of the President of the Company.  "Proprietary Information" is defined to mean all materials and information (whether written or not) about the Celadon Group of Companies’  services; processes; research; development; past, present, and identifiable prospective customers; personnel; purchasing; marketing; costs; improvements; discoveries; business methods; formulas; inventions; and other business aspects of the Celadon Group of Companies which are not generally known and accessible to the public at large or which provide the Celadon Group of Companies with a competitive advantage.

9.   Non-Competition. Hines warrants and represents that for a period of Twelve (12) months from January 21, 2011 that he will not, directly or indirectly:

A.           Release to any person, firm or corporation in any manner whatsoever, anyinformation obtained primarily as a result of his employment with the Company concerningany matters affecting or relating to the business of the Celadon Group of Companies,including, but not limited to, any customer lists or other information concerning the business of the Celadon Group of Companies, its manner of operation, its plans, practices, processes or other data, without regard to whether all of the foregoing matters will be deemed confidential, material or important; or

B.           Call or solicit, either for himself or for any other person, firm or corporation,any of the customers of the Celadon Group of Companies of  whom Hines obtainedknowledge, became acquainted with or whose information Hines had access to as a result ofhis employment with the Company; or

C.           Call on or solicit, either for himself or for any other person, firm orcorporation, any person, firm or corporation which was a customer of the Celadon Group ofCompanies in the Twelve (12) months preceding Hines’ Termination Date; or

D.           Make known to any person, firm or corporation, either directly or indirectlyany of the plans, financial information, sales and marketing information, or potentialundertakings of the Celadon Group of Companies; or

E.   Engage in any employment or business activity that is in competition or is reasonably expected to be in competition with the Celadon Group of Companies or which performs services or sells goods or services which are similar to those provided or sold by  the Celadon Group of Companies, except that Hines shall be free to participate in the transportation of materials provided that they are not transported in containers or  dry van equipment; or

F.           Solicit or attempt to hire, for himself or any other person, any of the CeladonGroup of Companies’ employees, independent contractors or to attempt to or encourage anyof the Celadon Group of Companies’ employees or independent contractors to terminate theiremployment, or business relationship, with the Celadon Group of Companies.

10.           Remedies for Breach of Covenants by Hines.   In the event that Hines breaches the provisions in sections 2, 3,  6 - 9 above, the Parties hereby agree that the Company, in addition to any other right or remedy available to it in law or equity, will have the following additional  right and remedy.  Since the damages to the Company resulting from a breach by Hines of sections 2, 3, 6 - 9 above could not adequately be compensated by money damages, the Company shall also be entitled to an injunction restraining such breach or threatened breach, and in any case, no bond or other security shall be required in connection therewith except as provided by law.  Hines agrees that the provisions of sections 2, 3, 6 - 9 are necessary and reasonable to protect the Company in the conduct of its business.  If any restriction contained in sections 2, 3, 6 - 9 shall be deemed invalid, illegal or unenforceable by reason of  the extent, duration or geographical scope hereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof and, in its reduced form, such restriction shall then be enforceable in the manner contemplated hereby.

11.           Remedies for Breach of Covenants by the Company. In the event that the Company breaches sections 4 or 5 above, the Parties agree that Hines shall have any right or remedy available to him in law or equity for redress of his grievances.

12.           Return of Property.  Hines warrants and represents that he will return to the custody of the Company property and Proprietary Information, as well as all copies thereof, that were in his possession, custody, or control, by no later than February 1, 2011.  This includes all tangible personal property (such as keys, access keys, telephones, computers, credit cards, equipment, company car, etc.) and all writings, contracts, records, files, tape recordings, correspondence, communications, summaries, data, notes, memoranda, diskettes, or any other source containing information which relates to or references the Celadon Group of Companies and which was provided by the Company or obtained as a result of Hines’ employment with the Company.

13.           Construction.  The fact that one Party drafted this Agreement or any specific provision hereof shall not be construed against either Party.  The Parties hereby confirm and agree that this Agreement is the result of negotiation and compromise, and that in interpreting this Agreement neither Party shall be considered to be the drafter of the document, and that the language should not be strictly construed against either Party.  Instead, the language of the Agreement should be interpreted consistently with the ordinary and reasonable meaning of the words used.

14.           Non-reliance on Other Statements or Promises.  Hines represents and acknowledges that in executing this Agreement, he does not and has not relied on any representation or statement by the Company or its agents, except the statements that are contained within this Agreement.

15.           Mutual Cooperation.  The Parties agree to cooperate with each other in the preparation and execution of all documents and agree to perform any and all actions necessary to facilitate the completion of the responsibilities of the Parties under this agreement.

16.       Enforcement Costs.   If any legal action or other proceeding is brought for
enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provisions of this Agreement, the prevailing Party or Parties shall be entitled to recover any reasonable attorney's fees, court costs and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such Party or Parties may be entitled.

17.           Limitation of Remedies.   Hines acknowledges and agrees that the release and discharge granted by him in this Agreement shall survive the execution of this Agreement and shall also remain binding upon Hines even in the event of a breach of any part of this Agreement by the Company.   In the event of any such breach by the Company, Hines acknowledges and agrees that his sole and exclusive remedy against the Company shall be limited to an action for breach of this Agreement and in no event shall any breach of this Agreement, of any nature or magnitude by the Company, entitle Hines to revoke or cancel this Agreement or any part thereof or to otherwise avoid and limit in any way the binding nature of the release and discharge as contained in this Agreement.

18.           Severability.  If any one or more of the provisions contained in this Agreement as to any of the Parties to this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other Party to this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained therein.

19.           Binding Agreement.   The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, agents, successors and assigns; provided, however, that in no event shall Hines be entitled to assign any rights or delegate any duties or obligations under this Agreement without the written approval  of the Company.

20.           Governing Law.  This Agreement shall be subject to and governed by the laws of  the State of Indiana.  The Parties agree to submit any dispute to jurisdiction before any Marion County, Indiana Court, and any claim arising under this Agreement may only be brought before the state or federal courts with jurisdiction over Marion County, Indiana.

21.           Headings.  Paragraph headings are included for ease of reference only, and shall have no effect on the meaning or construction of this Agreement.

22.           Counterparts.  This Agreement may be executed in identical counterparts, each of which shall constitute an original of this Agreement.  It is herein agreed and acknowledged that each party to this Agreement shall bear its own costs and attorney fees incurred as of the date of this Agreement.

23.           Time for Consideration and Revocation.  The Company and Hines acknowledge and agree that Hines has had at least twenty-one (21) days to consider this Agreement, and that he was encouraged by the Company to consult with an attorney prior to executing this Agreement.  Upon executing this Agreement, Hines shall have seven (7) days following his execution of this Agreement in which he may revoke this Agreement.  This Agreement shall not be enforceable until this revocation period has expired.  Notice of the revocation of this Agreement must be in writing and delivered to Kenneth L. Core, Celadon Trucking Services, Inc., One Celadon Drive, 9503 East 33rd St., Indianapolis, Indiana, 46235, no later than 10:00 o'clock a.m. on the next business day following the expiration of the seven (7) day period.

24.           Advice Concerning Attorney, Understanding and Voluntariness.  HINES REPRESENTS AND AGREES THAT HE HAS BEEN ADVISED BY THE COMPANY TO SEEK LEGAL COUNSEL PRIOR TO EXECUTING THIS AGREEMENT, THAT HE HAS SOUGHT AND RECEIVED THE ADVICE OF COUNSEL, THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT HE IS VOLUNTARILY ENTERING INTO THIS AGREEMENT.

PLEASE READ THIS AGREEMENT CAREFULLY.  THIS AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

CELADON GROUP, INC.	CHRISTOPHER S. HINES

/s/ Stephen Russell	/s/ Christopher S. Hines

Stephen Russell – Chief Executive Officer	Christopher S. Hines

Dated: 1/21/11	Dated: 1/21/11

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